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                                  EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Washington Banking Company:


We consent to incorporation by reference in the registration statement (No. 333-57431) on Form S-8 of Washington Banking Company of our report dated July 2, 1999 relating to the statements of net assets available for benefits of Whidbey Island Bank 401(k) Plan (the "Plan") as of December 31, 1998 and 1997, and the statement of changes in net assets available for benefits for the year ended December 31, 1998, and the related supplemental schedules as of and for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of the Plan.


Our report dated July 2, 1999, contains an explanatory paragraph that states that the Plan has not reported certain historical cost information in the schedule of reportable transactions. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.



/s/ KPMG LLP


Seattle, Washington
July 14, 1999